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NEWS COPY                          INFORMATION CONTACT:
                                   JOHN M. CASPER
FOR IMMEDIATE RELEASE              (314) 968-6154


TWO NEW DIRECTORS JOIN PETROLITE BOARD
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     ST. LOUIS, March 7, 1994 -- Paul H. Hatfield of
St. Louis and Richard L. O'Shields of Colorado Springs, Colo., have joined the board of directors of Petrolite Corporation following their election today at the company's annual meeting of stockholders. Additionally, Michael V. Janes, a director of the company since 1988, declined to stand for reelection, citing increased requirements and demands of managing the estate of his late mother, Mrs. Genevieve B. Janes.
     "The company certainly regrets Mike Janes' resignation," said William E. Nasser, Petrolite chairman, president and chief executive officer. "I know all of the directors join me in expressing our gratitude for his past service as a member of the board."
     The executive explained that because of the lateness of Mr. Janes' resignation, the board elected to reduce the authorized number of directors from 10 to nine, all of whom stood for election today.
     "Both Paul Hatfield and Richard O'Shields bring a wealth of business experience that will make them invaluable
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PETROLITE -- 2xxx

additions to Petrolite's board," Nasser said.
     Hatfield is president and chief executive officer of Protein Technologies International, a Ralston Purina company based in St. Louis.
     O'Shields is the former chairman of the board of Panhandle Eastern Pipe Line Company. He retired from the company in 1993 after 33 years of service.
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